Exhibit 99.1

ContraVir Pharmaceuticals Enrolls First Patient in Pivotal Phase 3 Study of FV-100 for Treatment of Shingles and Shingles-Associated Pain

EDISON, N.J., Aug. 3, 2015 /PRNewswire/ — ContraVir Pharmaceuticals, Inc. (CTRV), a biopharmaceutical company focused on the development and commercialization of targeted antiviral therapies, announced today that the first patient has been enrolled in the Company’s pivotal Phase 3 clinical study, study 007, of FV-100 to prevent the debilitating shingles-associated pain known as post-herpetic neuralgia (PHN). The first patient in the study enrolled at Center for Clinical Studies in Houston, Texas. The study will build upon prior clinical results for FV-100, including Phase 1 trials and a large Phase 2 clinical trial in shingles patients, which demonstrated favorable safety and tolerability for FV-100.

James Sapirstein, CEO of ContraVir, commented, “We are pleased to enroll the first patient in the Phase 3 study and to move forward in our efforts to develop treatment options for patients with shingles and acute shingles-associated pain. The enrollment is an important milestone for ContraVir as we advance our current pipeline as this brings us one step closer to commercialization.”

The pivotal study 007 will compare FV-100 to valacyclovir (Valtrex®) with the reduction in the incidence of shingles-associated pain, PHN, as a primary endpoint. It is a multi-center, randomized, double-blind, parallel-group, comparative study in up to 200 centers in the U.S. The study is comprised of three arms: FV-100 400mg QD, FV-100 400mg BID, and valacyclovir 1000mg TID. Approximately 825 patients are expected to be analyzed for a seven-day treatment period, and follow up through day 120.

Stephen Tyring, M.D., Ph.D., the primary investigator of study 007, added, “We are proud to acknowledge that the first patient entered the trial from one of our network clinics. We believe this is an important study in our continuing efforts to improve the lives of shingles patients all over.”

For information or to enroll in study 007, please visit www.gotshingles.com.

About Shingles and Post-Herpetic Neuralgia

Herpes zoster, commonly known as shingles, is a neurological disorder caused by the reactivation of varicella zoster virus (VZV), which causes chickenpox. There are over an estimated four million cases of shingles in the U.S., Europe, and Japan each year, primarily in the aging adult population. Symptoms include localized lesions and pain. The majority of patients experience pain for several weeks in connection with their active infection. Pain that persists for over three months is referred to as PHN, which occurs in approximately 15-20% of all shingles patients. PHN-specific symptoms include mild to excruciating pain long after the shingles rash resolves and disruption of sleep, mood, work, and daily living. Over 65-70% of shAbout FV-100

FV-100 is a fast-acting, low-dose, oral antiviral therapy for treatment of herpes zoster, or shingles. In addition to its potent antiviral activity, FV-100 has demonstrated an ability to reduce the incidence and severity of debilitating shingles-associated pain, known as post-herpetic neuralgia, or PHN. In Phase 2 trials, FV-100 demonstrated a clinically meaningful 37% reduction in the incidence of PHN versus valacyclovir (Valtrex®), and favorable safety and tolerability.

About ContraVir Pharmaceuticals

ContraVir is a biopharmaceutical company focused on the discovery and development of targeted antiviral therapies with two candidates in mid-to-late stage clinical development. ContraVir’s lead candidate, FV-100, is an orally available nucleoside analogue prodrug that is being developed for the treatment of herpes zoster, or shingles, which is currently in Phase 3 clinical development. In addition to direct antiviral activity, FV-100 has demonstrated the potential to reduce the incidence of debilitating shingles-associated pain known as post-herpetic neuralgia (PHN) in a Phase 2 clinical study. ContraVir is also developing CMX157, a highly potent analog of the successful antiviral drug tenofovir DF (Viread®), for the Hepatitis B virus (HBV) in Phase 2 clinical studies. CMX157 is active against HBV and more than 4 times more potent in vitro versus tenofovir. CMX157’s novel structure results in decreased circulating levels of tenofovir, lowering systemic exposure and thereby reducing the potential for renal side effects.

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on ContraVir’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties with respect to lengthy and expensive clinical trials, that results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any drug candidates under development, there are significant risks in the development, regulatory approval, and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful, or that any product will receive regulatory approval for any indication or prove to be commercially successful. ContraVir does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in ContraVir’s Form

10-K for the year ended June 30, 2014, and other periodic reports filed with the Securities and Exchange Commission.

For further information, please contact:

Tiberend Strategic Advisors, Inc.

Tirth Patel (investors)

tpatel@tiberend.com; (212) 375-2681

Claire Sojda (media)

csojda@tiberend.com; (212) 375-2686

ingles patients suffer from PHN for 30 days or more, and can last for 2-3 years.